EXHIBIT 99.1

Bonita I. Lee Joins Hanmi Financial as SEVP & Chief Operating Officer

LOS ANGELES, Aug. 5, 2013 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (Nasdaq:HAFC) ("Hanmi"), the holding company for Hanmi Bank (the "Bank"), today announced that Bonita I. Lee is joining Hanmi and the Bank as its new Senior Executive Vice President ("SEVP") and Chief Operating Officer ("COO"). As the COO, she will be responsible for all facets of loan and deposit generation for the Bank as well as marketing and advertising.

"Bonnie Lee has deep roots in our community, and is one of the most respected bankers in our market. We are delighted to have her join our executive management team as our new COO," said C. G. Kum, President and Chief Executive Officer. "Ms. Lee brings 27 years of extensive and broad experience in banking. Her reputation as a successful, hard-working executive has been key to attracting talent and leading growth initiatives. I welcome her demonstrated leadership skills to help us grow to be the premier Korean American financial company."

Formerly, Ms. Lee was Chief Operating Officer and SEVP at BBCN Bank, and served as Acting President during a management transition. Prior to the merger of equals with Center Financial Corporation, she served in various roles including Chief Credit Officer for the former Nara Bancorp. Ms. Lee also served as Director and Regional President of the Western Region for Shinhan Bank America.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and loan production offices in Texas and Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank's mission is to provide a full range of quality products and premier services to its customers and to maximize stockholder value.

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         213-427-5636

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